Exhibit 99.1
Cadence Pharmaceuticals, Inc. — Conference Call — January 11, 2008, 8:30 a.m. Eastern Time
MANAGEMENT DISCUSSION SECTION
Operator: Good morning, and welcome to the Cadence Pharmaceuticals Conference Call. At this time I’d like to inform you that this conference is being recorded and that are participants are in a listen-only mode. At the request of the company we’ll open the conference up for questions and answers after the management presentation. [Operator Instructions]
Our first speaker is Bill LaRue, Senior Vice President and Chief Financial Officer of Cadence Pharmaceuticals. Please go ahead, sir.
William R. LaRue, Senior Vice President & Chief Financial Officer

Good morning, everyone, and thank you for joining us today. Before we get started I would like to remind everyone that statements included in this conference call that are not a description of historical facts are forward-looking statements. These include statements regarding our interpretation of results of recently-completed clinical trials of our product candidate, Acetavance™, a formulation of acetaminophen for intravenous use; our expectations for completing planned and ongoing clinical trials for both Acetavance and other product candidate, Omigard™, and whether such additional clinical trials will be sufficient to support planned new drug approval applications; the potential for filing, timing and indications for use that may be included in our planned NDAs; the likelihood that our clinical trials of Acetavance will be consistent with clinical trials of this product candidate conducted by our licensor or others; and our commitment to complete clinical planned development activities for our product candidates. The inclusion of forward-looking statements should not be regarded as a representation that any of our plans will be achieved.
Actual results may differ materially from those discussed in this conference call due to the risks and uncertainties inherent in our business. These risks include, but are not limited to, the following: The outcome of final analyses of data from our recently-completed clinical trials of Acetavance may vary from our initial analyses, and the FDA may not agree with our interpretation of such results. Additional ongoing or planned clinical trials of Acetavance that we conduct may produce negative or inconclusive results or may be inconsistent with clinical trials conducted by our licensor or others, and we may decide, or the FDA may require us, to conduct additional clinical trials or to modify the company’s ongoing clinical trials. We may experience delays in the commencement, enrolment, completion or analysis of clinical testing for our product candidates, or significant issues regard the adequacy of our clinical trial designs or the execution of our clinical trials, which could result in increased cost and delays, or limit our ability to obtain regulatory approval. The third parties upon whom we to conduct our clinical trials and manufacture our product candidates may not perform as expected. Our product candidates may not receive regulatory approval or be successfully commercialized. Unexpected adverse side effects, or inadequate therapeutic efficacy of Acetavance or Omigard, could delay or prevent regulatory approval or commercialization or could result in recalls or product liability claims. The market potential for pain, fever, local catheter site infections and other target markets may be less than anticipated, and we may be unable to successfully compete in these markets. We will need to obtain substantial additional financing to complete our product development plans and we may not be able to raise sufficient capital when needed. Other risks are detailed in Cadence’s prior press releases as well as in periodic public filings with the Securities and Exchange Commission.
All forward-looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update the information presented in this conference call to reflect events or circumstances after the date hereof. This caution is made under the section 21E of the Private Securities Litigation Reform Act of 1995.
If anyone has not seen the press release issued this morning, you can access it on our website at www.cadencepharm.com. Additionally, this conference call is being webcast through the company’s website and will be archived there for future reference.
On the call with me today are Ted Schroeder, our President and CEO, and Dr. Jim Brietmeyer, our Executive Vice President and Chief Medical Officer. I will turn the call over now to Ted.
Theodore R. Schroeder, President and Chief Executive Officer

Thank you, Bill, and good morning and welcome to everyone on the phone. Thank you for joining us to discuss the results of two recently completed clinical trials of our product candidate Acetavance. Following our discussion of these results we will open the call to your questions.
Today, we announced top line results for two of Cadence’s four pivotal Phase III clinical trials of Acetavance. One of these clinical trials did not meet its primary end point of demonstrating a specifically significant reduction in patient’s pain intensity levels over 48 hours as compared to placebo following abdominal gynecological surgery. However, the same study successfully achieved several secondary end points including pain relief, global patient satisfaction, and time to rescue medication.
We also announced that a Phase III clinical trial of Acetavance versus placebo in fever successfully met its primary end point. I will now turn the call over to our Executive Vice President and Chief Medical Officer, Jim Brietmeyer to provide additional information regarding the results of these two clinical trials and update our current development program for Acetavance.
James B. Brietmeyer M.D., Ph.D., Executive Vice President, Development and Chief Medical Officer

Thank you, Ted. As Ted indicated, our 302 Fever Study, which was a randomized, double blind, placebo-controlled study of the antipyretic efficacy and safety of Acetavance in adults successfully met its primary end point demonstrating a specifically significant reduction in fever over six hours as compared to placebo, with a p value of less than 0.01. We expect to disclose the results of a second study of Acetavance for the treatment of fever in adults, which we refer to as the 303 study later in the first quarter of 2008. This second study is intended to assess the speed of onset of fever reduction of Acetavance given intravenously compared to orally administered acetaminophen.
We are pleased by the fact that in both the 302 fever study and the 301 pain study, Acetavance was found to be safe and well tolerated, demonstrating a safety profile that was not different than that of placebo, including the evaluation of eight doses of Acetavance over a 48-hour period. We believe that this result is important and provides very strong support for the safety of intravenous versus oral acetaminophen, the latter of which is generally considered safer than a number of other pain medication used in the hospital setting.
As discussed in our press release, the ongoing analysis of the data from the 301 pain study, which was a Phase III clinical trial to evaluate the analgesic efficacy and safety of Acetavance compared to placebo for the treatment of postoperative pain following abdominal gynecologic surgery, demonstrated that the study did not meet its primary endpoint of demonstrating a statistically significant reduction in the sum of pain intensity over 48 hours compared to placebo. We believe that this result was due to substantially higher than predicted variability in pain intensity scores and we are continuing to carefully analyze this data.
We are, however, very encouraged that there were positive results for several secondary endpoints in the 301 pain trial. These secondary endpoints, including pain relief, global patient satisfaction, and time to rescue medication, were all statistically significant compared to placebo with p values of less than 0.02.

These secondary outcomes are consistent with other well-controlled clinical trial results, and along with the favorable safety results, we believe they are supportive of the analgesic efficacy and safety of Acetavance.
We remain confident in the design of our ongoing 304 study which is a Phase III clinical trial of Acetavance for the treatment of adults following abdominal laparoscopic surgery, which is predicted to have less variability in pain outcomes. This randomized, double-blind, multi-center study of 240 patients commenced enrolment in the fourth quarter of ‘07 and we are currently on-track to complete enrolment in this study in the second quarter of 2008 with data available in the second half of 2008. As we previously disclose, the purpose of the 304 study is to support a broader proposed label for Acetavance by providing safety and efficacy data of two doses of Acetavance, 1000 milligrams every six hours and 650 milligrams every four hours, both compared to placebo and given over a 24-hour period.
When we designed the 304 study we had the benefit of drawing on additional clinical experience with intravenous acetaminophen in three further successful clinical trials that were conducted by our licensor, BMS. Abstracts on these three studies will be presented at the upcoming meeting of the American Academy of Pain Medicine which is being held February 13 to 16, 2008, but I’d like to take a moment to briefly summarize the results of each of these studies.
The first was a double-blind, randomized, placebo-controlled, single-dose study of the PK, efficacy and safety of intravenous acetaminophen in the treatment of pain following total hip arthroplasty. A total of 69 patients were enrolled in the trial, which demonstrated statistically significant improvement compared to placebo in pain intensity difference from all time points through five hours post-dosing, in the time to first rescue, and in rescue medication consumption.
The second study was a double-blind, randomized, placebo-controlled, multiple-dose study over 24 hours of intravenous acetaminophen in the treatment of pain following primary hip total arthroplasty. A total of 62 patients were studied and there was statistically significant improvement compared to placebo in pain intensity difference at all time points from a quarter of an hour to three hours post-dosing, in time to first rescue, and rescue medication consumption.
The third and final of these three studies was a double-blind, randomized, placebo-controlled, multiple-dose 24 hour study of the efficacy and safety of intravenous acetaminophen in the treatment of pain following vaginal hysterectomy. 44 patients were evaluated in this study, which demonstrated statistically significant improvement compared to placebo in pain intensity difference from baseline at multiple time points post-dosing, and in time to first rescue and rescue medication consumption.
While these studies were prematurely discontinued by BMS due to the discovery of particulates in the placebo material, with no identified safety consequences I’d add, they are important in that they provided substantial additional information on which to base the clinical trial design of our ongoing Phase III study in abdominal laparoscopic pain.
We intend to disclose more detailed results of both the 301 and the 302 clinical studies in an appropriate, peer-reviewed setting. We also plan to request a meeting with the US Food and Drug Administration to obtain the agencies advice regarding our development program for Acetavance. Following these discussions with FDA, we will provide updated guidance if there is any change to the anticipated timing for submission of a new drug application for Acetavance or if any additional clinical trials are required.
We continue to firmly believe that Acetavance can play an important role in the treatment of acute pain and fever in the hospital setting, and will focus our efforts on applying the knowledge that we’ve gained from the 301 and 302 studies to strengthen our ongoing development program for this product candidate.
I will now turn the call back to Ted for his closing remarks.

Theodore R. Schroeder, President & Chief Executive Officer

Thanks, Jim. Based on the excellent safety results of both clinical trials discussed today and the positive secondary end points in our abdominal gynecologic surgery clinical trial, we remain strongly committed to continuing the development of Acetavance in the United States for the treatment of acute pain and fever. Our confidence is also supported by other successful post operative pain trials of intravenous acetaminophen and the product’s strong position as the market- leading injectable analgesic in Europe, where over 200 million doses have been sold since the product was launched there in 2002.
In closing, on behalf of the company’s management and Board of Directors, I would like to express our sincere appreciation for the hard work and dedication of the clinicians, study coordinators and other support staff who participated in our 301 and 302 clinical trials, and especially to our internal project and support teams at Cadence.
At this point I would like to turn the call back to the operator and open the lines for questions. Operator?

QUESTION AND ANSWER SECTION
Operator: Thank you, Mr. Schroeder. The question and answer session will begin at this time. [Operator Instructions] We’ll go first with Leland Gershell with Cowen and Company.
<Q — Leland Gershell>: Thank you. Good morning, and thanks for taking the questions. First, a question or two on the pain trial. Just wanted to know if you could disclose any more information on the results from that trial, such as pain score variabilities. Just to allow us to further read into those numbers.
<A>: We’re preparing materials. We will be preparing materials for a peer-reviewed venue and would be planning to disclose more detail when we do that.
<Q — Leland Gershell>: Okay. And I know this trial was a requirement for FDA approval although at the same time I think the FDA was equally concerned with safety as well as efficacy or perhaps even more with multi-dose application of the drug. Do you think that there is a path forward without the need for additional trials and that the safety will be sufficient? Or do you expect there will be another trial that needs to be done?
<A>: We agree with you that FDA was particularly concerned about safety over 48 hours and so that’s why we’re highlighting the fact that we think that the positive safety outcome of this study is important. What we do know is that FDA wants one pivotal trial in orthopedic pain and one pivotal trial in soft tissue pain. So we’ll be going to talk to them. A possible path might include the 304 study as the soft tissue requirement for the NDA, but that will be determined in our discussion with the FDA.
<Q — Leland Gershell>: Okay, great. And then one last question, if I may, this is on the fever side. Since you do have a hit on the primary endpoint for fever and you’re pursuing that indication, should we now think about fever as being an indication that we could see within the same timeframe and for an approval? And I know there was a pediatric trial we also need to receive results from that trial.
<A>: We do believe, if I’m understanding your question correctly, we do believe that a fever submission can occur at the same time as a pain submission. And we’re also conducting studies that we believe would support pediatric indication requests at the same time.
<Q — Leland Gershell>: Okay. I guess what I’m asking is there a delay in the pain timeline. Can we still see fever going in later this year and how is the market for the fever indication singly?
<A>: We have to discuss that with the FDA. I don’t think we can speculate specifically on that. But that would be something that we’d discuss with FDA.
<Q — Leland Gershell>: Great thanks for the questions. I’ll jump back in the queue.
Operator: We’ll go next to Greg Fraser with Merrill Lynch.
<Q — Gregory Fraser>: Good morning; thanks for the questions.
<A>: Good morning, Greg.
<Q — Gregory Fraser>: Have you talked about what the p value was for the primary endpoint?
<A>: It was around 0.6.
<Q — Gregory Fraser>: Okay. And it sounds like you think that the 304 study could possibly count as pivotal for your NDA? Have there been any discussions with the Agency prior to now whether that would be a possibility?

<A>: There haven’t been any specific discussion with the agency about that, but 304 was designed as a pivotal pain trial and so we’re speculating when we say that it might be suitable. But that is something that will be on the table when we talk to the FDA.
<Q — Gregory Fraser>: Okay. And what are your preliminary thoughts, I guess, on what the next steps could be with respect to the GYN surgery studies? Will you go to the FDA with a plan in mind?
<A>: We will.
<Q — Gregory Fraser>: Is there anything to say about that at this point or, what?
<A>: Well, I think what we’re going to discuss with them is the clinical development plan in light of the 301 results and so, you can imagine that there’s a number of directions that that could take us.
<Q — Gregory Fraser>: Right.
<A>: We’ll also highlight to them the safety results, which is a substantial increase in knowledge from the last time the FDA saw anything on this product.
<Q — Gregory Fraser>: Okay. I’ll get back in the queue.
Operator: We’ll go next to Charles Duncan with JMP Securities.
<Q — Charles Duncan>: Good morning, guys. Good morning, girls. Thanks for taking the question. I’m wondering if you could provide a little bit more color on the timelines with regard to completing that analysis and discussing this with the FDA. Is this a few weeks, is it a couple of months? Give me some sense of that.
<A>: We’ll be requesting a meeting with the FDA as soon as possible and expect that that request will go out in the next few days. This would be positioned as a Type C meeting and so the FDA has 21 days to respond to the meeting request and then 75 days to hold the meeting. And so we believe that we’re in roughly a timeframe of 3 months to have the meeting.
<Q — Charles Duncan>: And then I’m wondering if I could ask a question of Jim. If you could, tell me whether or not this variability was on the order of magnitude that surprised you and give me a sense of the source of the variability in that trial versus, perhaps, you know, why you have confidence in less variability in the laparoscopic surgery trial?
<A>: The variability was in pain intensity scores and these are pain intensities measured with a visual analog scale from 0 to 100 millimeters. The variability, both within patients and between patients, was higher than we had predicted from other datasets that we had examined using similar sorts of tools to measure post-surgical pain, and so patients bounced up and down from time to time over the 48 hours. And then between patients, people that had the same surgery could be at the top or the bottom of the scale at the same time point post-operatively. So there was just a tremendous amount of variation of every type in the measurement. One speculation that we’re making is that this represents a shift in surgical practice; specifically, Charles, when we pull variability data on abdominal surgery for hysterectomy from the literature, the literature ages quickly, as you know. And one thing that we’re aware of now, we were aware of but this has impact, is that today many of the simple hysterectomy cases go to minimally invasive surgery such as laparoscopy procedures or vaginal hysterectomy. So we suspect that there may be a selection bias in today’s surgical arena where the more complicated hysterectomy cases are the ones that are being shuttled to the full abdominal procedures, while the simpler procedures have less invasive surgery. So we think that that may be one standard of practice issue that has increased the intrinsic variability of the surgery.
<Q — Charles Duncan>: That makes sense to me, Jim. Do you know at this point is there a site effect? And secondarily, in your secondary — I mean your post-op analysis, I know it’s probably a little early, but could you enumerate, say, are we talking about a few patients that kind of drove this slightly unpalatable p value?
<A — James Brietmeyer>: It is a little early to speculate to that level of detail, Charles, but we do find a level of variability across sites that is higher than we expected and we don’t have any indication at this time that investigator behavior at one site or another or that a small number of patients drove the result.
<Q — Charles Duncan>: Thank you for the added color, Jim. Good luck.
<A — James Brietmeyer>: Sure.
Operator: [Operator Instructions] We’ll go next to Matthew Jacobson with BDR Research.
<Q — Matthew Jacobson>: Hi, thanks for taking my questions. First, on the secondary endpoint for pain relief, can you just remind us how that one was defined?
<A — James Brietmeyer>: Yes. The pain relief is measured with a categorical scale and patients are asked that different time points how much relief they’ve had since they started receiving the study medication map.
<Q — Matthew Jacobson>: Okay. And this was something that was significant at all time points or?
<A — James Brietmeyer>: It is, we haven’t done drilled down into every time point, but we looked at 24-hours and at 48-hours.
<Q — Matthew Jacobson>: Okay.
<A — James Brietmeyer>: And it was significant at those two time points.
<Q — Matthew Jacobson>: Okay. And then also, the other endpoint you mentioned was time to rescue medication. By hitting that does that imply you may have seen a trend in reduction of opioid use? Or has that not been analyzed yet?
<A — James Brietmeyer>: The opioid use was not significantly different between the two groups.
<Q — Matthew Jacobson>: Okay. Can you also let us know your current thoughts on the size of the fever market? How you are thinking about that currently?
<A — Theodore Schroeder>: This is Ted. As you can appreciate, the fever market is a little difficult to get your hands around because it’s not a primary diagnosis in the way that the incident is reported in the hospital through CD-9 codes. It’s not captured. However, we have embarked on a market research effort to try to quantify through market research the opportunity in the hospital. We’ve always looked at that as incremental opportunity because we’re aware that there are millions of fevers in the hospital and patients that are unable to take medication by mouth. But we need to do a fair bit more work to try to quantify the upside opportunity. What we do know, is that for oral acetaminophen and its various forms in the hospitals in the U.S., a bit more than two million doses are, I’m sorry, a bit more than two billion doses are sold each year in the hospitals. That’s a pretty good indication of the breadth of the acetaminophen market. And one that we will drill down on in more detail.
<A — James Brietmeyer>: Matt, let me add one little interesting side note to this question. In the abdominal surgery study, 22% of the patients in the placebo arm reported post-operative fever as an adverse event. Interestingly, that was reduced by half in the patients on the Acetavance arm of the study.
<Q — Matthew Jacobson>: And of those oral acetaminophen doses in the hospitals, I mean, do you have any indication how much of that, potentially, just ball park, could just be for fever?

<A>: The indication is that there’s — it’s a substantial amount, probably more than 20% or 25%, but we don’t have any good data sets on that. So we’re going to have to triangulate that number through clinical studies and interviews with hospitals and healthcare providers.
<Q — Matthew Jacobson>: Great. Thanks for taking the question.
<A>: Thanks.
Operator: We’ll take a follow-up question from Greg Fraser with Merrill Lynch.
<Q — Gregory Fraser>: Thanks for taking the follow-up. What are your latest thoughts on when you’ll need to raise more capital?
<A — William LaRue>: Greg, this is Bill. As we have stated all along, it has been our intention to raise capital this year and that hasn’t changed.
<Q — Gregory Fraser>: Can you tell us the ballpark cost of the 301 Study, maybe so we can get an idea what, if you were to run an additional study what the cash needs might be?
<A — William LaRue>: Sure, it was in the $5 to $6 million range.
<Q — Gregory Fraser>: Okay, thanks.
Operator: We’ll go next to David Steinberg with Deutsche Bank.
<Q — David Steinberg>: Thanks. If you have to do another study, you just went through the monetary costs. Could you just review how long another 301 Study would take?
<A>: The 301 Study itself completed its enrolment over about a nine to ten-month period. Given that we have a warmed up and running machine, we think that a repeat study would take in the range of 8.5 months to perform. And we can do various things in parallel to try to minimize that.
<A>: I think the important point here, David, is unlike many other therapeutic areas, we’re looking at perhaps months of delay if another trial is required, not years of delay. So it’s — while it’s disappointing, in that if we need to do another trial, it will have some delay, it’ll be in the timeframe of months off of our original. Keep in mind that we always — that the rate limiting step on the back end of this was always the CMC stuff, so we had some built-in time should we need to redo any of the trials without a substantial impact on the timeline.
<A>: Right, and so that means that an eight-month time to perform an additional study if we need to wouldn’t necessarily translate to a full eight-month delay in submitting the NDA.
<Q — David Steinberg>: Okay. And I missed it, but the 304 Study, when does that read out?
<A — Theodore Schroeder>: The results will be out in the second half of 2008.
<Q — David Steinberg>: Okay. And then did you say — it’s early here in the morning here in San Francisco. Did you say 0.06? Or 0.6 for the p value?
<A —James Breitmeyer>: 0.6.
<Q — David Steinberg>: Thanks.
<A — Theodore Schroeder>: It’s early in San Diego, too.
Operator: We’ll go next to Michael Tong with Wachovia Securities.

<Q — Michael Tong>: Hi. I’m just wondering if in the fever study, whether you looked at separation from placebo at various time points? And if so, when did Acetavance separate itself from placebo in a statically significant way?
<A — James Brietmeyer>: Michael, this is Jim. We did look at that, and we had a statistically significant separation starting at 15 minutes after the end of the infusion. So it’s very quick.
<Q — Michael Tong>: Okay. And the infusion takes place over...
<A — James Brietmeyer>: Over 15 minutes.
<Q — Michael Tong>: Great. Thank you.
Operator: At this time it appears we have no further questions. I’d like to turn the conference back to Mr. Schroeder.
Theodore R. Schroeder, President & Chief Executive Officer

Thank you, operator. And thank all of you for participating in our conference call today, and we will look forward to updating you as we get new information as we meet with the FDA, etcetera. Thanks everyone.
Operator: Ladies and gentlemen, that does conclude today’s conference call. We do appreciate your participation. You may disconnect at this time.